Exhibit 99.1

RockTenn Reports Results Third Quarter Fiscal 2012 Earnings of $0.81 Per Share on Solid Operating Performance and Improving Corrugated Industry Fundamentals

NORCROSS, Ga.--(BUSINESS WIRE)--July 24, 2012--RockTenn (NYSE:RKT) today reported earnings for the quarter ended June 30, 2012 of $0.81 per diluted share and adjusted earnings of $0.95 per diluted share.

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Earnings (loss) per diluted share	$0.81	$(0.60)	$2.31	$1.30

Restructuring and other costs and operating losses and transition costs due to plant closures	0.14	0.71	0.61	0.96
Loss on extinguishment of debt	―	0.49	0.17	0.58
Acquisition inventory step-up	―	0.69	―	0.81

Adjusted earnings per diluted share	$0.95	$1.29	$3.09	$3.65

Third Quarter Results

  Net sales of $2,303.2 million for the third quarter of fiscal 2012 increased $921.1 million over the third quarter of fiscal 2011, primarily as a result of the May 27, 2011, Smurfit-Stone acquisition.
  Segment income was $159.3 million up $13.6 million or 9.3% over the prior year quarter after adjusting the prior year quarter to eliminate $55.4 million of pre-tax acquisition inventory step-up. The increase was primarily a result of the Smurfit-Stone acquisition and increased profitability in our Consumer Packaging segment.
  RockTenn’s restructuring and other costs and operating losses and transition costs due to plant closures, net of related noncontrolling interest were $0.14 per diluted share after-tax, for the third quarter of fiscal 2012. These costs consisted primarily of $7.5 million of pre-tax integration and acquisition costs, including professional services, employee and other costs, $6.2 million of pre-tax facility closure charges primarily related to corrugated container plants acquired in the Smurfit-Stone Acquisition, the permanent shutdown of the medium machine at Hodge, Louisiana containerboard mill, net of a gain on sale of our Columbus, Indiana laminated converting facility and $1.9 million of pre-tax operating losses and transition costs primarily related to corrugated container plants acquired in the Smurfit-Stone acquisition.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “RockTenn’s third quarter earnings per share reflect continued solid performance across our business units with particularly strong results in our consumer segment where lower recycled fiber and energy costs, strong operating performance and sales growth in merchandising displays drove segment earnings up 37% over the prior year quarter. Our corrugated segment performance, while generally above our expectations, reflected approximately $10 million ($.09 per share) in expense from higher than expected costs, lost production and supply chain disruption associated primarily with major capital projects at our Hodge, Louisiana mill.

Segment Results

Containerboard and Paperboard Tons Produced

Total tons produced in the third quarter of fiscal 2012 were approximately 2.13 million tons, an increase of approximately 0.9 million tons over the prior year quarter due to the Smurfit-Stone acquisition, and a sequential decrease of approximately 36,000 tons from the second quarter of fiscal 2012. The sequential quarter decrease was primarily due to scheduled major maintenance outages and capital projects at our containerboard mills.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $810.7 million to $1,545.2 million in the third quarter of fiscal 2012 compared to the prior year quarter, due primarily to the Smurfit-Stone acquisition. Segment income increased to $73.4 million in the third quarter of fiscal 2012 compared to $24.6 million in the prior year quarter. The third quarter of fiscal 2011 included $55.4 million of pre-tax acquisition inventory step-up compared to $0.2 million in the third quarter of fiscal 2012. Corrugated Packaging segment EBITDA margin was 11.3% for the third quarter of fiscal 2012, as the higher than expected costs for our Hodge outage offset otherwise solid performance amid improving industry fundamentals as the quarter came to a close.

Consumer Packaging Segment

Consumer Packaging segment net sales increased $49.3 million in the third quarter of fiscal 2012 compared to the prior year quarter, primarily due to increased display sales including those from the Smurfit-Stone acquisition. Segment income was $83.7 million in the third quarter of fiscal 2012 compared to $61.1 million in the prior year quarter due primarily to increased display sales, lower recycled fiber and energy costs that were partially offset by higher freight costs. Consumer Packaging segment EBITDA margin was 17.1% for the third quarter of fiscal 2012.

Recycling and Waste Solutions Segment

Recycling and Waste Solutions segment net sales increased $191.5 million over the prior year third quarter to $338.9 million primarily due to the Smurfit-Stone acquisition. Segment income was $2.2 million in the third quarter of fiscal 2012 compared to $4.6 million in the prior year as declining recycled fiber prices compressed margins.

Cash Provided From Operating, Financing and Investing Activities

At June 30, 2012, total debt was $3.36 billion and our Leverage Ratio (as hereinafter defined) was 2.84 times, well below our maximum credit agreement covenant of 3.75 times. Effective for the September 30, 2012 quarter, our maximum credit agreement covenant is 3.5 times. Net debt (as hereinafter defined) decreased by $32.6 million in the June quarter to $3.34 billion. Cash provided by operations was $203.6 million in the third quarter of fiscal 2012, after pension and postretirement funding more than expense of $54.1 million. We invested $146.1 million in capital expenditures and returned $14.2 million in dividends to our shareholders.

Conference Call

We will host a conference call to discuss our results of operations for the third quarter of fiscal 2012 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on July 25, 2012. The conference call will be webcast live with an accompanying slide presentation, along with a copy of this press release, at www.rocktenn.com.

Investors who wish to participate in the webcast via teleconference should dial 888-790-4710 (inside the U.S.) or 773-756-0961 (outside the U.S.) at least 15 minutes prior to the start of the call and enter the passcode ROCKTENN. Replays of the call will be available through August 8, 2012 and can be accessed at 866-351-2785 (U.S. callers) and 203-369-0055 (outside the U.S.).

About RockTenn

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging and recycling solutions. RockTenn’s 26,000 employees are committed to exceeding their customers’ expectations – every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

Cautionary Statements

Statements in this release that do not relate strictly to historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and use words such as will, estimate, anticipate, project, intend, or expect, or refer to future time periods, and include statements made in this report regarding, among other things our belief that the corrugated industry exhibited improving industry fundamentals as the quarter came to a close constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties including with respect to our expectations regarding economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. These expectations are based on assumptions that management believes are reasonable; however, undue reliance should not be placed on these forward-looking statements because these risks and uncertainties could cause actual results to differ materially from those contained in any forward-looking statements. There are many other factors and uncertainties that impact these forward-looking statements that we cannot predict accurately, including our ability to integrate Smurfit-Stone or to achieve benefits from the Smurfit-Stone acquisition, including synergies and performance improvements. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; changes in environmental and other governmental regulation; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption “Business―Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

NET SALES	$2,303.2	$1,382.1	$6,853.8	$2,936.1

Cost of Goods Sold	1,943.4	1,169.7	5,741.0	2,378.6

Gross Profit	359.8	212.4	1,112.8	557.5
Selling, General and Administrative Expenses	229.6	145.3	685.1	316.8
Restructuring and Other Costs, net	13.7	55.5	52.1	62.4

Operating Profit	116.5	11.6	375.6	178.3
Interest Expense	(26.8)	(22.8)	(91.7)	(55.7)
Loss on Extinguishment of Debt	(0.1)	(39.5)	(19.6)	(39.5)
Interest Income and Other Income, net	0.2	4.1	1.1	4.1
Equity in Income of Unconsolidated Entities	0.8	0.6	2.9	1.2

INCOME (LOSS) BEFORE INCOME TAXES	90.6	(46.0)	268.3	88.4

Income Tax (Expense) Benefit	(31.3)	17.6	(99.5)	(27.2)

CONSOLIDATED NET INCOME (LOSS)	59.3	(28.4)	168.8	61.2

Less: Net Income Attributable to Noncontrolling Interests
	(1.1)	(1.7)	(2.0)	(4.0)

NET INCOME (LOSS) ATTRIBUTABLE TO ROCK-TENN COMPANY SHAREHOLDERS
	$58.2	$(30.1)	$166.8	$57.2

Computation of diluted earnings (loss) per share under the two-class method (in millions, except per share data):

Net income (loss) attributable to Rock-Tenn Company shareholders
	$58.2	$(30.1)	$166.8	$57.2
Less: Distributed and undistributed income available to participating securities
	-	(0.1)	(0.6)	(0.7)
Distributed and undistributed income (loss) available to Rock-Tenn Company shareholders
	$58.2	$(30.2)	$166.2	$56.5

Diluted weighted average shares outstanding	72.3	50.7	71.9	43.3

Diluted earnings (loss) per share	$0.81	$(0.60)	$2.31	$1.30

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

NET SALES:

Corrugated Packaging	$1,545.2	$734.5	$4,573.9	$1,142.2
Consumer Packaging	628.9	579.6	1,896.9	1,691.9
Recycling and Waste Solutions	338.9	147.4	964.4	230.1
Intersegment Eliminations	(209.8)	(79.4)	(581.4)	(128.1)

TOTAL NET SALES	$2,303.2	$1,382.1	$6,853.8	$2,936.1

SEGMENT INCOME:

Corrugated Packaging (1)	$73.4	$24.6	$251.4	$92.1
Consumer Packaging	83.7	61.1	248.4	193.1
Recycling and Waste Solutions	2.2	4.6	9.9	9.5

TOTAL SEGMENT INCOME	$159.3	$90.3	$509.7	$294.7

Restructuring and Other Costs, net	(13.7)	(55.5)	(52.1)	(62.4)
Non-Allocated Expenses	(28.3)	(22.6)	(79.1)	(52.8)
Interest Expense	(26.8)	(22.8)	(91.7)	(55.7)
Loss on Extinguishment of Debt	(0.1)	(39.5)	(19.6)	(39.5)
Interest Income and Other Income, net	0.2	4.1	1.1	4.1

INCOME (LOSS) BEFORE INCOME TAXES	$90.6	$(46.0)	$268.3	$88.4
(1)	After $6.7 million of pre-tax losses at our Matane, Quebec containerboard mill in the nine months ended June 30, 2012 and after inventory step-up expense of $0.2 million and $0.6 million pre-tax in the three and nine months ended June 30, 2012, respectively, and $55.4 million pre-tax in the three and nine months ended June 30, 2011.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$59.3	$(28.4)	$168.8	$61.2

Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	131.4	73.5	396.7	147.4
Deferred income tax expense	29.9	(17.7)	90.7	8.8
Loss on extinguishment of debt	0.1	39.5	19.6	39.5
Share-based compensation expense	9.3	7.2	21.1	16.6
Gain on disposal of plant and equipment and other, net	(6.9)	-	(12.9)	(0.1)
Equity in income of unconsolidated entities	(0.8)	(0.6)	(2.9)	(1.2)
Settlement of foreign currency hedge and interest rate swaps	-	1.7	(2.8)	1.7
Pension funding (more) less than expense	(54.1)	(3.1)	(162.3)	5.4
Impairment adjustments and other non-cash items	3.6	3.5	19.1	4.2
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9.9)	(11.3)	63.8	(5.8)
Inventories	65.0	39.3	8.5	30.6
Other assets	(11.7)	37.6	(44.4)	35.7
Accounts payable	(9.4)	8.1	(35.7)	18.8
Income taxes	(4.9)	(54.3)	10.6	(53.1)
Accrued liabilities and other	2.7	50.7	3.5	30.0

NET CASH PROVIDED BY OPERATING ACTIVITIES	203.6	145.7	541.4	339.7

INVESTING ACTIVITIES:

Capital expenditures	(146.1)	(48.7)	(348.3)	(107.5)
Cash paid for purchase of businesses, net of cash acquired	(33.0)	(1,301.5)	(120.5)	(1,301.5)
Investment in unconsolidated entities	-	(0.1)	(1.7)	(1.3)
Return of capital from unconsolidated entities	0.5	0.2	1.6	0.6
Proceeds from sale of property, plant and equipment	4.5	7.0	37.1	7.6
Proceeds from property, plant and equipment insurance settlement	10.2	-	10.2	0.3

NET CASH USED FOR INVESTING ACTIVITIES	(163.9)	(1,343.1)	(421.6)	(1,401.8)

FINANCING ACTIVITIES:

Proceeds from issuance of notes	-	-	748.9	-
Additions to revolving credit facilities	99.9	340.4	310.6	363.5
Repayments of revolving credit facilities	(63.4)	(250.2)	(144.3)	(279.5)
Additions to debt	30.8	2,842.0	313.8	2,877.0
Repayments of debt	(110.6)	(1,641.6)	(1,319.3)	(1,786.1)
Debt issuance costs	(0.8)	(42.6)	(6.5)	(43.1)
Cash paid for debt extinguishment costs	-	(37.9)	(13.9)	(37.9)
Issuances of common stock, net of related minimum tax withholdings	2.1	27.9	0.4	24.2
Excess tax benefits from share-based compensation	2.9	6.7	10.8	7.3
Advances from (repayments to) unconsolidated entity	(0.7)	0.9	(0.3)	0.6
Cash dividends paid to shareholders	(14.2)	(7.9)	(42.4)	(23.6)
Cash distributions to noncontrolling interests	(0.4)	(1.0)	(0.4)	(4.2)

NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES	(54.4)	1,236.7	(142.6)	1,098.2

Effect of exchange rate changes on cash and cash equivalents	(0.7)	0.4	0.6	(0.4)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(15.4)	39.7	(22.2)	35.7

Cash and cash equivalents at beginning of period	34.9	11.9	41.7	15.9

Cash and cash equivalents at end of period	$19.5	$51.6	$19.5	$51.6

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Income taxes, net of refunds	$3.6	$3.4	$(13.0)	$19.6
Interest, net of amounts capitalized	15.5	10.8	75.6	42.8

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	June 30,	September 30,
	2012	2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19.5	$41.7
Restricted cash	40.6	41.1
Accounts receivable (net of allowances of $23.4 and $30.1)	1,065.9	1,109.6
Inventories	855.5	849.8
Other current assets	104.3	186.7

TOTAL CURRENT ASSETS	2,085.8	2,228.9

Property, plant and equipment at cost:
Land and buildings	1,196.9	1,135.1
Machinery and equipment	5,988.0	5,691.1
Transportation equipment	13.4	12.8
Leasehold improvements	18.4	6.9
	7,216.7	6,845.9
Less accumulated depreciation and amortization	(1,632.7)	(1,318.7)
Net property, plant and equipment	5,584.0	5,527.2
Goodwill	1,859.1	1,839.4
Intangibles, net	817.9	799.4
Other assets	244.3	171.1

TOTAL ASSETS	$10,591.1	$10,566.0

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of debt	$257.7	$143.3
Accounts payable	758.5	780.7
Accrued compensation and benefits	208.4	220.0
Other current liabilities	219.3	174.3

TOTAL CURRENT LIABILITIES	1,443.9	1,318.3

Long-term debt due after one year	3,102.6	3,302.5

Pension liabilities	1,249.8	1,431.0
Postretirement medical liabilities	158.1	155.2
Deferred income taxes	907.7	827.1
Other long-term liabilities	173.7	153.3
Redeemable noncontrolling interests	8.5	6.3

Total Rock-Tenn Company shareholders' equity	3,546.2	3,371.6
Noncontrolling interests	0.6	0.7
Total Equity	3,546.8	3,372.3

TOTAL LIABILITIES AND EQUITY	$10,591.1	$10,566.0

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics
(Production in Thousands of Tons)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Containerboard Production (1)
2010	234.2	231.6	243.4	246.1	955.3
2011	246.2	245.5	858.5	1,923.2	3,273.4
2012	1,843.5	1,736.5	1,676.4

Recycled Paperboard Production (2)
2010	223.6	227.8	234.2	235.1	920.7
2011	226.7	235.2	239.4	242.0	943.3
2012	227.3	234.6	234.1

SBS / SBL Production
2010	85.1	83.5	87.4	84.1	340.1
2011	87.4	86.6	87.3	123.7	385.0
2012	115.2	112.7	118.7

Pulp Production
2010	25.6	23.8	24.1	26.1	99.6
2011	23.4	26.2	47.1	101.1	197.8
2012	104.9	83.2	101.9

Total Production (3)
2010	568.5	566.7	589.1	591.4	2,315.7
2011	583.7	593.5	1,232.3	2,390.0	4,799.5
2012	2,290.9	2,167.0	2,131.1

Mill System Operating Rates
2010	94.2%	95.1%	98.2%	97.1%	96.2%
2011	95.4%	98.3%	96.7%	99.1%	97.9%
2012	96.4%	90.6%	92.4%

Fiber Reclaimed and Brokered (4)
2010	222.4	233.7	229.8	220.7	906.6
2011	211.6	213.7	773.9	1,759.6	2,958.8
2012	2,064.5	1,996.9	2,039.7
(1)	Includes Kraft Paper Production
(2)	Recycled paperboard tons produced include coated and specialty paperboard, including gypsum paperboard liner tons produced by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.
(3)	Containerboard, SBS/SBL and Pulp tons produced include the Smurfit-Stone tons beginning May 28, 2011.
(4)	Fiber Reclaimed and Brokered tons shipped include the Smurfit-Stone tons beginning May 28, 2011.

Rock-Tenn Company Quarterly Statistics

Segment Operating Statistics (Continued)
(Excluding Display Shipments)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Corrugated Containers Shipments - BSF (1) (2)
2010	2.7	2.6	2.9	2.8	11.0
2011	2.6	2.9	9.1	19.3	33.9
2012	19.0	19.1	19.5

Corrugated Containers Per Shipping Day - MMSF (1) (2)
2010	43.7	42.4	45.0	43.4	43.6
2011	43.1	45.2	144.7	301.4	134.6
2012	317.2	298.3	309.3

Consumer Packaging Converting Shipments - BSF (1)
2010	4.9	4.9	5.1	5.2	20.1
2011	5.0	5.2	5.2	5.3	20.7
2012	5.0	5.2	5.1

Consumer Packaging Converting Per Shipping Day - MMSF (1)
2010	78.3	78.7	80.4	82.0	79.9
2011	82.2	83.0	82.1	82.5	82.4
2012	83.5	81.0	80.6
(1)	MMSF - millions of square feet and BSF - billions of square feet
(2)	Corrugated Container Shipments include Smurfit-Stone shipments beginning May 28, 2011.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income
(In Millions, except Return On Sales data)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter		Fiscal Year
Corrugated Packaging Segment Sales
2010	$ 180.1		$ 191.0		$ 210.5		$ 219.0		$ 800.6
2011	198.3		209.4		734.5		1,626.5		2,768.7
2012	1,522.8		1,505.9		1,545.2
Corrugated Packaging Intersegment Sales
2010	$ 7.3		$ 8.6		$ 9.6		$ 11.8		$ 37.3
2011	9.4		11.1		21.3		39.9		81.7
2012	32.3		30.8		28.7
Corrugated Packaging Segment Income
2010	$ 35.8		$ 21.9		$ 36.7		$ 49.1		$ 143.5
2011	37.4		30.1		80.0	(1)	153.6	(2)	301.1
2012	109.7	(3)	75.4	(4)	73.6	(5)
Return On Sales
2010	19.9%		11.5%		17.4%		22.4%		17.9%
2011	18.9%		14.4%		10.9%	(1)	9.4%	(2)	10.9%
2012	7.2%	(3)	5.0%	(4)	4.8%	(5)

Consumer Packaging Segment Sales
2010	$ 497.8		$ 516.9		$ 543.5		$ 574.7		$ 2,132.9
2011	544.5		567.8		579.6		667.9		2,359.8
2012	620.4		647.6		628.9
Consumer Packaging Intersegment Sales
2010	$ 2.8		$ 2.6		$ 3.9		$ 3.7		$ 13.0
2011	3.8		3.9		6.8		9.0		23.5
2012	7.6		6.2		6.1
Consumer Packaging Segment Income
2010	$ 55.1	(6)	$ 55.7	(7)	$ 69.0		$ 81.9		$ 261.7
2011	71.0		61.0		61.1		82.1		275.2
2012	80.3		84.4		83.7
Return on Sales
2010	11.1%	(6)	10.8%	(7)	12.7%		14.3%		12.3%
2011	13.0%		10.7%		10.5%		12.3%		11.7%
2012	12.9%		13.0%		13.3%

Recycling and Waste Solutions Segment Sales
2010	$ 28.6		$ 44.2		$ 40.7		$ 37.1		$ 150.6
2011	41.9		40.8		147.4		355.8		585.9
2012	329.4		296.1		338.9
Recycling and Waste Solutions Intersegment Sales
2010	$ 5.6		$ 9.0		$ 9.3		$ 8.5		$ 32.4
2011	10.4		10.1		51.3		137.8		209.6
2012	165.0		129.7		175.0
Recycling and Waste Solutions Segment Income
2010	$ 1.2		$ 4.1		$ 2.2		$ 1.5		$ 9.0
2011	2.3		2.6		4.6		5.3		14.8
2012	3.5		4.2		2.2
Return on Sales
2010	4.2%		9.3%		5.4%		4.0%		6.0%
2011	5.5%		6.4%		3.1%		1.5%		2.5%
2012	1.1%		1.4%		0.6%
(1) Excludes $55.4 million of inventory step-up expense.
(2) Excludes $4.0 million of inventory step-up expense.
(3) Excludes $0.4 million of inventory step-up expense.
(4) Excludes $6.7 million of operating losses at the recently closed Matane, Quebec containerboard mill.
(5) Excludes $0.2 million of inventory step-up expense.
(6) Excludes $20.7 million of alternative fuel mixture credit, net of expenses.
(7) Excludes $8.1 million of alternative fuel mixture credit.

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, except EPS Data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income (Loss) Attributable to Rock-Tenn Company Shareholders
2010	$ 56.3	$ 32.8	$ 45.1	$ 91.4	$ 225.6
2011	50.3	37.0	(30.1)	83.9	141.1
2012	76.7	31.9	58.2

Diluted Earnings (Loss) per Share
2010	$ 1.43	$ 0.83	$ 1.14	$ 2.31	$ 5.70
2011	1.27	0.92	(0.60)	1.17	2.77
2012	1.06	0.44	0.81

Depreciation & Amortization
2010	$ 37.5	$ 36.8	$ 36.4	$ 36.7	$ 147.4
2011	36.7	37.2	73.5	130.9	278.3
2012	132.7	132.6	131.4

Capital Expenditures
2010	$ 12.3	$ 18.3	$ 30.3	$ 45.3	$ 106.2
2011	28.5	30.3	48.7	91.9	199.4
2012	81.6	120.6	146.1

Non-GAAP Financial Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from fair value interest rate derivatives or swaps and the balance of our cash and cash equivalents.

Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year for the current quarter and the prior quarter.

(In Millions)	June 30,	March 31,
	2012	2012

Current Portion of Debt	$257.7	$260.0
Long-Term Debt Due After One Year	3,102.6	3,148.4
Total Debt	3,360.3	3,408.4
Less: Hedge Adjustments Resulting From Fair
Value Interest Rate Derivatives or Swaps	(0.2)	(0.3)
	3,360.1	3,408.1
Less: Cash and Cash Equivalents	(19.5)	(34.9)
Net Debt	$3,340.6	$3,373.2

Segment EBITDA Margins

Our management uses “Segment EBITDA Margins”, along with other factors, to evaluate our segment performance against our peers. Management believes that investors also use this measure to evaluate our performance relative to our peers.

Set forth below is a reconciliation of Segment EBITDA margins to the most directly comparable GAAP measures, Segment Income and Segment Sales for the quarter ending June 30, 2012:

(In Millions, except percentages)
			Recycling
	Corrugated	Consumer	and Waste	Corporate /
	Packaging	Packaging	Solutions	Other	Consolidated

Segment Sales	$1,545.2	$628.9	$338.9	$(209.8)	$2,303.2

Segment Income (1)	$73.6	$83.7	$2.2		$159.5
Depreciation and Amortization Total Debt	100.4	24.0	3.5	3.5	131.4
EBITDA	$174.0	$107.7	$5.7

Segment EBITDA Margins	11.3%	17.1%	1.7%
(1)	Corrugated Packaging segment excludes $0.2 million of inventory step-up expense.

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, loss on extinguishment of debt and financing fees, certain non-cash and cash charges incurred, including certain restructuring and other costs, acquisition and integration costs, charges and expenses associated with the write-up of inventory acquired and other items.

“Total Funded Debt” is calculated in accordance with the definition contained in our Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the June 30, 2012 calculation, our Leverage Ratio was 2.84 times. Our maximum permitted Leverage Ratio under the Credit Facility at June 30, 2012 was 3.75 times. Effective for the September 30, 2012 quarter, the maximum permitted Leverage Ratio under the Credit Facility is 3.5 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended June 30, 2012, to the most directly comparable GAAP measure, Consolidated Net Income:

(In Millions)	Twelve Months
Ended
June 30, 2012

Consolidated Net Income	$253.6
Interest Expense, net	113.2
Income Taxes	141.8
Depreciation and Amortization	527.6
Additional Permitted Charges	168.5
Credit Agreement EBITDA	$1,204.7

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current portion of debt and Long-term debt due after one year:

(In Millions, except ratio)	June 30,
2012

Current Portion of Debt	$257.7
Long-Term Debt Due After One Year	3,102.6
Total Debt	3,360.3
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(0.2)
Total Debt Less Hedge Adjustments	3,360.1
Plus: Letters of Credit, Guarantees and Other Adjustments	65.0
Total Funded Debt	$3,425.1

Credit Agreement EBITDA for the Twelve Months Ended June 30, 2012	$1,204.7

Leverage Ratio	2.84

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and our board of directors use this information to evaluate the Company’s performance relative to other periods. We believe that the most directly comparable GAAP measures to adjusted net income and adjusted earnings per diluted share are Net income attributable to Rock-Tenn Company shareholders and Earnings per Diluted Share, respectively. Set forth at the beginning of this press release is a reconciliation of adjusted earnings per diluted share to Earnings per diluted share. Set forth below is a reconciliation of adjusted net income to Net income attributable to Rock-Tenn Company shareholders:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(In Millions)	2012	2011	2012	2011

Net income (loss) attributable to Rock-Tenn Company shareholders	$58.2	$(30.1)	$166.8	$57.2

Restructuring and other costs and operating losses and transition costs due to plant closures	10.0	36.4	43.7	41.3
Loss on extinguishment of debt	—	25.1	12.3	25.1
Acquisition inventory step-up	0.2	35.2	0.4	35.2

Adjusted net income	$68.4	$66.6	$223.2	$158.8

CONTACT:
RockTenn
John Stakel, SVP-Treasurer, 678-291-7900